Exhibit 3.5

[Unofficial Translation of the Bylaws, as amended]

Bylaws

NAME

FIRST.- The Company shall be named “Minera Meridian Minerales” to which the words “Sociedad de Responsabilidad Limitada de Capital Variable” or its abbreviation “S. de R.L. de C.V.” must always be added.

PURPOSE

SECOND.- The purpose of the Company will be:

a.- The acquisition, sale, lease, assignment, exploration, claiming, operation, management, exploitation, melting and in general any other activity related to mining concessions and applications, licenses, authorizations, franchises, rights of way, leases, rights and interests in all kinds of properties or business in the mining industry and any mines of any kind of metal, metalloids and minerals or mineraloids, including the exploitation of residues and land.

b.-  The engagement in trade and industry in general on its own behalf or on behalf of third parties in the Mexican Republic or abroad, including without limitation the manufacturing, industrialization, processing, acquisition, sale, importation, exportation, and distribution of all types of products, as well as the provision of all types of services.

c.- The acquisition, sale, importation, exportation, and the negotiation in general of all types of metals, metalloids, and metalloid minerals.

d.- The provision of all types of technical, administrative, or supervision services in the mining and foundry industries, within or outside of Mexico as well as receiving said services.

e.- The acquisition, sale, lease, or any other contractual relation in connection with the property or possession of real property necessary to satisfy the company’s purpose.

f.- The establishment or operation of branches, agencies, or offices of representation and to act as an intermediary, agent, representative, distributor, commercial depository, of all types of national or foreign corporations.

g.- The acquisition, sale, lease, or any other agreement related to machinery, equipment, vehicles, or other assets necessary to satisfy the previously mentioned purposes.

h.- The execution of contracts related to the administration, supply, maintenance, lease, purchase, or sale for any industrial activity without any limitation, with its own knowledge and technology or through franchises, independently or conjunctively with other investors.

i.- The establishment of branches and subsidiaries, and in general the acquisition or sale of any type of stock or corporate interest in other entities or corporations.

j.- The execution of all types of contracts or legal acts, no matter whether they are of a civil, administrative, labor, or market nature, related to the mentioned acts.

k.- The engagement as agent or representative of all kinds of persons, subject to the applicable legal requirements.

l.-  The execution or request of secured or unsecured loans, issuance of promissory notes, shares, bonds, deposits and any other certificates of indebtedness, grant collateral or personal guaranties with respect to third-party obligations, including legally acquiring and negotiating all types of commercial assets, security interests and personal guaranties.

m.- The use, exploitation, and registration on its behalf or on behalf of third parties of patents, licenses, inventions, improvements to technical procedures, trademarks, commercial names, and any other intellectual and industrial property rights.

DOMICILE

THIRD.- The domicile of the Company will be Mexico City, Federal District, however, the company may establish branches or locations within or outside of the Mexican Republic and appoint a conventional addresses for certain contractual purposes.

DURATION

FOURTH.- The company will have an indefinite duration.

NATIONALITY

FIFTH.- The company is Mexican. Any foreigner that in the act of formation or thereafter acquires an interest or equity in the Company, hereby agrees before the Ministry of Foreign Affairs (Secretaría de Relaciones Exteriores), to be considered as Mexican with respect to such equity, as well as with respect to the property, rights, licenses, equity or interest that belong to the company, and with respect to the rights and obligations arising out of the agreements the company enters into with Mexican authorities. And, such foreigner agrees not to invoke the protection of its government or else it shall forfeit its interest or equity to the Mexican government.

CAPITAL STOCK

SIXTH.- The equity of the company will be variable. The minimum fixed equity will be $3,000.00 MXN and the maximum will be unlimited. The minimum fixed equity shall have no rights of withdrawal.

EQUITY QUOTAS

SEVENTH.- Each Partner of the company will have only one equity quota and will hold one vote at a Partnership Meeting for each $10.00 MXN contributed.

NEW CONTRIBUTIONS

EIGHTH.- Whenever a Partner makes a new contribution, his/her equity quota will increase in the amount contributed, except if equity quotas with different rights exist, in which case the individuality of the equity quotas will be conserved. The Sole Manager or at least two members of the Board of Managers shall sign the equity quotas certificates, which will only serve as evidence. All equity quotas will confer the same rights and obligations to their holders.

TRANSFER OF EQUITY QUOTAS

NINTH.- Equity quotas are non negotiable and their transfer requires the express written consent of all of the Partners. In the event any Partner tries or defends to have transferred his equity quota without the written consent require of the other Partners, said transfer will be null and will not be binding on the company or the other Partners.

The Company will have a Partners’ Registry Book in which the name, domicile, and contribution of each Partner will be registered.

INCREASE AND DECREASE OF CAPITAL STOCK

TENTH.- Any increase or decrease, either of fixed minimum equity or the variable portion, will be resolved by the Extraordinary Meeting of Partners. Any increase or decrease of the variable portion will not require an amendment to the bylaws or an entry in the Public Commercial Registry. All increases or decreases of capital stock shall be registered in the Book of Capital Stock Variations, which the company will have for such purpose.

Both the fixed minimum capital stock and the variable portion may be increased through new contributions of the Partners. The Partners are vested with the right of first refusal for the increase that is authorized, and that right must be executed within a period of 15 calendar days computed as of the date of the corresponding Partner Meeting for those Partners who were present or represented; and, for those absent, as of the time the written notice is sent to their domiciles registered in the Partners’ Registry Book, with respect to the respective resolution adopted by the relevant Partners’ Meeting.

PARTNERS’ MEETINGS

ELEVENTH.- The Partners’ Meeting called and attended according to the formalities specified in the bylaws and established under the law, constitutes the supreme body of the company and represents all of the Partners. Partners’ Meeting will take place at the domicile of the company, provided they are previously called according to Clause Fifteenth of the bylaws. Their validly adopted decisions and resolutions will be binding on all Partners, including those absent and those dissenting, subject to the rights conferred under the law. The Partners may waive the requirement of the call if at the moment of voting any particular action all Partners are present or represented.

A Partner Meeting will be held at least one time per year within four months following the close of each fiscal year, and the following issues among others will be discussed at said Meeting;

I.- To discuss, approve, or modify the balance sheet corresponding to the closed fiscal year;

II.- To allocate profits;

III.- To appoint and remove the Sole Manager or the persons who constitute the Board of Managers; and

IV.- To appoint, where appropriate, the Surveillance Body.

TWELFTH.- The Sole Manager or the Chairman of the Board of Managers shall preside the General Partners’ Meeting. In lieu of any of the foregoing or in their absence, the persons elected by the Partners present or represented at the Meeting shall preside the Meeting and act as Secretary. Likewise, at the time of installation of the Meeting, whoever presides the Meeting shall appoint the people who will serve as tellers.

THIRTEENTH.- An Ordinary Partners’ Meeting may adopt resolutions in a first or subsequent call, if the vote from the Partners that represent at least fifty percent of the capital stock is obtained. Extraordinary Meetings shall be competent to discuss the capital increases mentioned in the following clause, if the vote from the Partners that represent at least seventy five percent of the capital stock is obtained.

FOURTEENTH.- Extraordinary meetings shall be competent to discuss one or more of the following items:

a)             Fix and determine the nature and amount of supplemental or additional contributions;

b)             The division and amortization of equity quotas;

c)              Amendment to the Bylaws;

d)             Decide all matter concerning the dissolution, liquidation, merger or conversion of the Company; and

e)              Amendments to the capital stock.

FIFTEENTH.- Notwithstanding the provisions set forth in the foregoing Clauses, resolutions may be adopted in lieu of a Meeting by unanimous vote of the Partners, through a written resolution that contains the precise text of the relevant resolution. The Sole Manager or, if applicable, the Secretary of the Board of Managers shall be in charge of collecting the signatures of all Partners and to enter the resolution unanimously adopted in the Company’s Meeting Minutes Book. All resolutions adopted in virtue of this Clause shall have the same validity as if such were adopted in a Meeting.

CALLS

SIXTEENTH.- The Partners Meeting shall be summoned by the Sole Manager, the Chairman of the Board of Managers or Surveillance Body, or by the Secretary of the Board of Managers or by the Partner or Partners that represent more than a third of the capital stock. The calls for Partners Meetings shall include the Agenda, clearly specifying the items to be discussed, and must be sent to each Partner, whether personally, or through certified mail with acknowledgment of receipt, to the address set forth by each of them in the Partners’ Registry book, with at least 8 days prior to the date on which the date of the relevant Meeting is intended to be held.

MANAGEMENT

SEVENTEENTH.- The Company shall be managed by a Board of Managers or a Sole Manager, at the General Partners’ Meeting’s discretion. The resolutions of the Board of Managers may be adopted by unanimous vote and if more than two Partners comprise such body, the resolutions shall be adopted by the majority of the Partners’ votes. The Sole Manager or Board of Managers may or not be Partners of the Company.

The Sole Manager or Board of Managers are vested with the broadest authority to manage and direct the businesses of the Company; such authority includes general powers of attorney for lawsuits and collections, acts of administration and acts of ownership, conferred without any limitation, in terms of the first three paragraphs of article two thousand five hundred and fifty four of the Civil Code for the Federal District and its corresponding provisions that govern all States in the Mexican republic, including all those general and special powers that require special clause, except to the extent the Partners’ Meeting limits their authority. Without limiting the generality of the foregoing, the Board of Managers is conferred with the following powers:

A.- Represent the Company before all kinds of persons and authorities whether criminal, civil, federal, state, decentralized bodies or with state participation, judicial military, administrative or labor, with the most ample powers.

B.- Appoint legal representatives for lawsuits and collections, acts of administration and acts of ownership, in terms of article two thousand five hundred and fifty four and two thousand five hundred and eighty seven of the Civil Code for the Federal District, as well as to substitute their power, with or without reserving its exercise and to revoke the powers they grant or substitute.

C.- Power of attorney to subscribe all kinds of negotiable instruments and to perform financial transactions and exchange actions, in connection with the corporate purpose of the Company and pursuant to Article ninth of the General Law of Negotiable Instruments and Financial Transactions.

D.- Execute all kinds of agreements related to their management.

E.- Suggest the Partners the appointment or removal of Company officers, suggesting their obligations and benefits, as well as the amount of the salaries.

SURVEILLANCE

EIGHTEENTH.- Should the Partners decide to do so, the surveillance of the Company may be entrusted to one or more people (Statutory Auditors), which may be Partners or people external to the Company, as such is determined by the Partner’s Meeting.

The members of the Surveillance Body shall maintain their position for one year and may be reelected; but it all cases, must continue to serve their position until the Board of Managers appoint the people who shall succeed them.

NINETEENTH.- The Surveillance Body shall have the duties described below:

A.            Survey the drafting and review of the annual balance sheet;

B.            Include any item that, at their discretion, needs to be discussed in the Agenda of Partners’ Meetings;

C.            Call Ordinary and Extraordinary Partners’ Meetings if the Managers fail to do so;

D.            Attend and participate in any Ordinary or Extraordinary Partners’ Meeting, without the right to vote; and

E.             Generally, survey without any limitation and at any time the business of the Company.

FISCAL YEAR

TWENTIETH.- Fiscal years shall begin the first day of January and will end the thirty first day of December of each year.

BALANCE SHEET AND PROFIT DISTRIBUTION

TWENTY FIRST.- At the end of each tax year, a balance sheet of the Company’s transactions must be carried out.

TWENTY SECOND.- The net profits obtained annually by the Company, after covering the corresponding income tax and employees profit share, shall be allocated by the General Partners’ Meeting as follows:

A.                                    Five percent (5%) of the profits shall be used to create a statutory allowance until this allowance reaches an amount equal to the 20% of the equity; and

B.                                    The outstanding balance shall be allocated as determined by the General Partners’ Meeting.

DISSOLUTION AND LIQUIDATION

TWENTY THIRD.- The Company shall be dissolved for any of the following reasons:

A.-                                If the Company’s term expires;

B.-                                If the fulfillment of the corporate purpose becomes impossible or if such purpose has been fulfilled;

C.-                                If the Extraordinary Partners’ Meeting resolves to dissolve the Company;

D.-                                If the number of Partners exceeds fifty or if one person becomes the holder of all the equity;

E.-                                 If the Company’s losses exceed two thirds of the equity;

F.-                                  In the event any of the Partners sell, transfer or assign, whether wholly or partially, its equity quota; and

G.-                                Death, disability, bankruptcy, retirement or removal, or payment suspension or any other state of insolvency of any given Partner.

The aforementioned causes for dissolution set forth in subsections A, F and G shall not require prior acknowledgment and shall be come effective immediately and automatically.

TWENTY FOURTH.- Once the Company is dissolved, it shall start a liquidation process and the General Partners’ Meeting will appoint one or more trustees, as well as determine the term for the fulfillment of their obligations, and their corresponding compensations.

OBLIGATIONS OF THE TRUSTEES

TWENTY FIFTH.- Trustees shall carry out the liquidation of the Company pursuant to the guidelines set forth by the General Partners’ Meeting or, and in the absence thereof, pursuant to the following rules:

a).-                              They shall conclude the business of the Company that is still pending, in the manner they deem appropriate;

b).-                              They shall collect the amounts owed to the Company;

c).-                               They shall pay the debts of the Company.

d).-                              They shall sell the assets of the Company;

e).-                               They shall draft a final balance sheet of the Company and once this balance sheet is approved by the Partners, they will allocate the remaining amount amongst the Partners.

TWENTY SIXTH.- During the liquidation, the trustees shall call Partners’ Meetings and the Partners shall continue to meet. The trustees shall be vested with the same authorities than those with which the Board of Managers were conferred.

LIMITED LIABILITY

TWENTY SEVENTH.- Under no circumstance shall the Partners be liable for the Company’s obligations and shall only be liable for the payment of the equity quota purchased or subscribed by them.